EXHIBIT 23.01




               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

           We have issued our report dated August 18, 2000 (except for Note B, as to which the date is September 26, 2000) accompanying the consolidated financial statements included in the Annual Report of LecTec Corporation and Subsidiaries on Form 10-K for the year ended June 30, 2000. We hereby consent to the incorporation by reference of said report in the Registration Statements of LecTec Corporation on Form S-3 (File No. 333-40183, effective November 17, 1997) and Forms S-8 (File No. 33-121780, effective April 21, 1987, File No. 33-45931, effective February 21, 1992, File No. 333-46283, effective February 13, 1998, File No. 333-46289, effective February 13, 1998, File No. 333-72569, effective February 18, 1999 and File No. 333-72571, effective February 18, 1999).


                                        /s/ GRANT THORNTON LLP

Minneapolis, Minnesota
September 27, 2000